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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Star Gas Partners, L.P.

We consent to incorporation by reference in the registration statement filed on Form S-8 of Star Gas Partners, L.P. of our report dated December 14, 2000, relating to the consolidated balance sheets of Star Gas Partners, L.P. and Subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended September 30, 2000 and related schedule, which report appears in the September 30, 2000 annual report on Form 10-K of Star Gas Partners, L.P.

/s/ KPMG LLP


Stamford, Connecticut
January 12, 2001